Stewart R. Horejsi

                               September 22, 2000



Dear Fellow USLIFE Income Fund Shareholder:

     Having recently received management's latest communication to shareholders, we were stunned to read the following statement, "...it stands to reason that as buyers of the Fund's shares, the Horejsi group would oppose anything that could result in an increased share price."

     As the Fund's largest shareholder, owning more than 14% of the Fund's shares, we can assure you that nothing could be further from the truth. As is the case for you, increasing the share price, or, perhaps more appropriate for this Fund, preventing a further decrease in share price, is of paramount importance to us.

     It is for this reason that we have reached out to fellow shareholders urging a vote against management's proposals to turn USLIFE into a leveraged junk bond fund. We are convinced that management's proposals, if approved, could seriously undermine the value of your investment in the Fund while serving to increase the advisory fees payable to management by as much as 60%. Remember-unlike you, not one member of the Board and management of USLIFE owns even a single share of stock. They are not even entitled to vote at the annual meeting.

o        Vote AGAINST turning your fund into a leveraged junk bond fund.
o        Vote AGAINST increasing the risk of your investment.
o        Vote AGAINST increasing unwarranted advisory fees to management.
o        Vote AGAINST management proposals 2, 3 and 4

     Management wasted $628,000 of our Fund's money last year to keep us from having any say in our Fund. They appear to be willing to spend another large sum now to adopt a junk bond proposal that the Fund did without for 30 years. The way management is wasting our Fund's money on a proposal that will increase their fees suggests to us that management does not have enough focus on the Fund's bottom line.

     Vote AGAINST management's leveraged junk bond proposals that will increase fees you pay.

     We are most encouraged by the level of shareholder support received to date. Thank you for your continued interest.

                                            Sincerely,

                                            /s/ Stewart R. Horejsi
                                            Stewart R. Horejsi



                                  - IMPORTANT -

Please sign, date and return your WHITE proxy card today in the enclosed, postage paid envelope. If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, D.F. King & Co., Inc., toll-free at 1(800) 488-8035.